EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-141231, 333-130634 and 333-136842) and Form S-8 (Nos. 333-87748, 333-87750, and 333-128804), and Form S-4 (No. 333-136843) of Smith & Wesson Holding Corporation of our report dated June 20, 2007 relating to the consolidated financial statements of Bear Lake Acquisition Corp. and its subsidiaries as of and for the year ended December 31, 2006 appearing in this Amendment No. 3 to the Current Report on Form 8-K of Smith & Wesson Holding Corporation.
/s/ BDO Seidman, LLP
Boston, Massachusetts
June 20, 2007